 Confidential Materials omitted and filed separately with the Securities and
               Exchange Commission. Asterisks denote omissions.

[ULTICOM LOGO APPEARS HERE]

                                                                   EXHIBIT 10.18

                              OEM LICENSE AGREEMENT

     This OEM License Agreement ("Agreement") is entered into the 23rd day of July 1999 by and between ULTICOM, INC., a New Jersey corporation with its principal offices at 1020 Briggs Road, Mt. Laurel, NJ 08054 ("Licensor"), and CONVERGENT NETWORKS, INC., a Delaware corporation with its principal offices at Two Highwood Drive, Tewksbury, MA 01876 ("Licensee").


WHEREAS, Licensee markets and distributes hardware, software and/or related products and hardware services;

WHEREAS, Licensor has proprietary rights to certain computer software products; and

WHEREAS, Licensor wishes to grant to Licensee and Licensee desires to obtain certain license rights to such computer software products, as more particularly described below, in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereby agree as follows.

1.      DEFINITIONS


        For the purposes of this Agreement, capitalized terms appearing below shall have the following meanings:

1.1. "Attachment(s)" means the attachments to this Agreement, which are hereby incorporated in and form a part of this Agreement:

        1.1.1 Attachment A (Licensor Product Description) which sets forth a description of the Software licensed hereunder.

        1.1.2 Attachment B (Pricing, Payment Schedule and Deliverables) which sets forth pricing for Licensee, payment schedules, and specific items to be delivered to Licensee.

        1.1.3 Attachment C (Sublicensing Terms) which sets forth the least restrictive terms and conditions under which Licensee may sublicense Software.

        1.1.4 Attachment D (OEM Maintenance and Support) which sets forth Licensor's and Licensee's maintenance and support obligations.

        1.1.5 Attachment E (Interface Adapter Hardware - Cut Sheets) which sets forth a description and pricing of Licensor's Interface Adapter hardware which is used in conjunction with the Software.

        1.1.6. Attachment F (SignalWare(R) Adapter Warranty and Repair Service) which sets forth a description of the Interface Adapter Hardware warranty and repair service.

        1.1.7. Attachment G (Incorporation of Licenses Granted Under Prior Agreements) which identifies the specific licenses granted under prior agreements to be incorporated under the terms of this Agreement.

        1.1.8. Attachment H (Year 2000 Compliance) sets forth a description of Year 2000 Compliance.

1.2 "Computing Element or CE" means a computer executing a single image of an operating system.

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

1.3 "Derivative Work(s)" means a revision, modification, translation, abridgment, condensation or expansion of the Software (or Documentation) or any form in which the Software (or Documentation) may be recast, transferred, or adapted, which, if prepared without the consent of Licensor, would be a copyright infringement.

1.4 "Distributor" means any third party which acquires possession of the Software from Licensee without becoming an End User, and which distributes Licensee's Product(s) bundled with Licensor Software to an End User.

1.5 "Documentation" means those software user manuals, reference manuals and installation guides, or portions thereof, in CD-ROM or hard copy, which are distributed in conjunction with the Software set forth in Attachment A.

1.6 "Effective Date" means the date written in the first paragraph of this Agreement.

1.7 "End User" means any third party licensed by Licensee to use, or has obtained a license from Licensee, but not to further distribute, the Software, except that if such third party is a corporation or other entity, then "End User" also includes each individual within such corporation or entity licensed by Licensee pursuant to this Agreement to use, but not to further distribute, the Licensor Product.

1.8 "License Certificate" means a uniquely numbered certificate identifying the Software on the CE as being properly licensed by Licensor.

1.9     "Licensed CE" means a CE with properly licensed Software from Licensor.

1.10 "Licensee Product(s)" means Licensee's computer-related products developed and marketed by Licensee with which the Software is bundled for distribution.

1.11 "Major and Minor Releases" mean updates, if any, to the Software. Major Releases may contain significant new functions while Minor Releases do not.

1.12 "Problem" means one or more verifiable or reproducible failures of the Software to conform to the Documentation accompanying the Software release.

1.13 "Software" means the executable version (but not the source code version) of the computer software products listed and accompanying Documentation described in Attachment A and new releases thereof as Licensor may provide hereunder from time to time.

1.14 "Supported CE" means a Licensed CE for which Maintenance and Support fees have been paid for the current period.

1.15 "Update" means scheduled Major and Minor Releases of the Software and unscheduled Problem repair releases of the Software.

2.      GRANT OF LICENSES AND RIGHTS


2.1. LICENSES. Subject to the terms and conditions of this Agreement, Licensor hereby grants, and Licensee hereby accepts, a nonexclusive and nontransferable right and license to (i) use and reproduce, without change, the Software (in executable form only) on any tangible media and
        (ii) distribute by sublicense such Software or subset thereof (as described in Attachment A) copies to End Users only in conjunction with a Licensee Product. Licensee is expressly prohibited from any marketing and/or distribution of Software unless each copy is bundled with a Licensee Product. Such reproduction shall occur only at the location of Licensee's principal office first set forth above unless an alternate location is otherwise specified in writing to Licensor. Licensee may request, in writing that reproduction be performed by a third party. Licensor shall not refuse this request so long as the third party is identified and agrees to be bound by the relevant terms of this agreement. Licensee assumes responsibility for third party's compliance, and reproduction by third party does not adversely affect the Licensor's business interests.

2.2. LICENSE RESTRICTIONS. Licensee agrees not to copy (except as expressly permitted herein), modify, translate, decompile, reverse engineer, disassemble, or otherwise determine or attempt to determine source code for the executable code of the

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        Software or to create any Derivative Works based upon the Software
        (except Derivative Works of the Documentation as expressly permitted herein), and agrees not to permit or authorize anyone else to do so.

2.3 DOCUMENTATION LICENSE. Subject to the terms and conditions of this Agreement, Licensor hereby grants and Licensee hereby accepts a nonexclusive and nontransferable right and license to use, reproduce, and make Derivative Works from the Documentation, and to distribute the Documentation solely in conjunction with the Software or in conjunction with marketing activities associated with Licensee's Product(s) including the Software. Such reproductions and Derivative Works of the Documentation must retain all Licensor's copyright and trademarks and shall only be distributed under a Confidentiality Agreement, at least as restrictive as paragraph 8.1 "Confidential Information".

2.4 BUNDLED PRODUCT REQUIREMENT. The licenses granted in this Agreement are conditional upon marketing and bundling the Software as required herein. If Licensee fails to so bundle the Software, the licenses shall be immediately revocable by Licensor in addition to any other remedies Licensor may have.

2.5 SIGNALWARE(R) ADAPTERS. The licenses granted in this Agreement are only to be used in conjunction with Licensor's SignalWare(R) Adapters as identified in Attachment E. Warranty and Repair Services for the SignalWare(R) Adapters is provided in Attachment F.

2.6 EXPORT RESTRICTIONS. Licensee shall comply fully with all applicable laws, rules and regulations relating to the export of technical data, including, but not limited to, any regulations of the United States Office of Export Administration and other applicable governmental agencies. Licensor agrees to cooperate in providing information requested by Licensee as necessary to obtain any required licenses and approvals. When distributing the Software and Documentation in countries where an enforceable copyright law covering the same does not exist, Licensee or its Distributors shall obtain a written agreement signed by the customer prohibiting the customer from making unauthorized copies of the same.

3.      MARKETING AND DISTRIBUTION


3.1 NONEXCLUSIVITY. The licenses and rights granted hereunder are not exclusive to Licensee, and neither impose nor imply any restriction of the right of Licensor to enter into other agreements and arrangements, similar or dissimilar to this Agreement, with any other person, or to distribute Software directly on any terms and conditions.

3.2 PUBLIC ANNOUNCEMENTS AND PROMOTIONAL MATERIALS. The parties shall cooperate with each other so that each party may issue a press release concerning this Agreement, provided that either party shall not, except as may be required by applicable law or regulation, issue any press releases or promotional material pertaining to the Software or this Agreement without the other party's prior approval. Licensor shall cooperate with Licensee in its development of the initial marketing and sales materials used to promote the distribution of the Software. Licensee shall include substantially the following language in all relevant literature, advertisements, brochures, announcements or manuals relating to the Licensee's Products that incorporate Licensor's
        Software:

          "[Licensee's Product] includes proprietary SignalWare(R) technology from Ulticom, Inc. of Mt. Laurel, NJ, USA"

3.3     TERMS RELATING TO DISTRIBUTION

        3.3.1   GENERAL RESTRICTIONS ON DISTRIBUTION

                Licensee agrees to comply with and shall require its Distributors to comply with all applicable laws, rules and regulations to preclude the acquisition of unlimited rights to technical data, software and documentation provided with the Licensor product to a governmental agency, and ensure the inclusion of the appropriate "Restricted Rights" or "Limited Rights" notices required by the U.S. Government agencies or other applicable governmental authorities for such purpose.

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        3.3.2   DISTRIBUTOR LICENSE AGREEMENT

                Licensee shall procure from each Distributor an executed copy of a distribution license ("Distributor License Agreement") sufficient to ensure that such Distributors are required to comply with the relevant terms of this Agreement.

        3.3.3   END USER LICENSE AGREEMENTS

                Licensee and its Distributors shall distribute the Software to End Users only under the terms of, and shall ensure that the Software is subject to, applicable end user license agreements with terms at least as restrictive as those set forth in Attachment C (Sublicensing Terms).

3.4 ENFORCEMENT OF SUBLICENSE AGREEMENTS. Licensee and its Distributors shall use commercially reasonable efforts to enforce each Distributor License Agreement and End User License Agreement with at least the same degree of diligence used in enforcing its own similar agreements, which in any event shall be sufficient to adequately enforce such agreements. Licensee shall use commercially reasonable efforts to protect Licensor's copyright, shall notify Licensor of any breach of a material obligation under a Distributor License Agreement or an End User License Agreement affecting the Software, and will cooperate with Licensor in any legal action to prevent or stop unauthorized use, reproduction or distribution of Software.

4.      FEES AND PAYMENT


4.1 LICENSE FEES. Licensee shall pay to Licensor the license fee specified in Attachment B for each installation of Software by Licensee for internal development and support purposes (over and above the five (5) no charge development licenses granted in Attachment B) and for each license granted by Licensee to End Users in connection with the distribution of all or any portion of a Licensor Product or Update.

4.2 SERVICE FEES. Licensee shall pay to Licensor the service fees set forth in Attachment B, in advance for the coming year, for maintenance and support services described in Attachment D hereto on the anniversary of each license granted.

4.3     PAYMENT AND TAXES

        4.3.1   PAYMENTS.

                Licensee shall pay Licensor the license fees accrued during each month, together with any service fees, within thirty (30) days following the end of such month and each such payment shall be accompanied by a Purchase Order as described in Section 4.4 below. All payments shall be made in United States dollars, at Licensor's option, (i) at Licensor's address as indicated in this Agreement or at such other address as Licensor may from time to time indicate by proper notice hereunder or (ii) by wire transfer to a bank and account number designated by Licensor. Interest shall be payable at the rate of one percent (1%) per month or at the maximum rate permitted by law, whichever is less, on all overdue and unpaid invoices until paid in full.

        4.3.2   TAXES.

                All fees are exclusive of all taxes, duties or levies, however designated or computed. Licensee shall be responsible for and pay all taxes based upon the transfer, use or distribution of Software, or the program storage media, or upon payments due under this Agreement including, but not limited to, sales, use, or value-added taxes, duties, withholding taxes and other assessments now or hereafter imposed on or in connection with this Agreement or with any sublicense granted hereunder, exclusive of taxes based upon Licensor's net income. In lieu thereof, Licensee shall provide to Licensor a tax or other levy exemption certificate acceptable to the taxing or other levying authority.

4.4 MONTHLY REPORTS. Licensee and its Distributors shall maintain accurate records of Software installed by Licensee for development and support purposes and of End Users, including the name and address of each End User or a unique end user identifier, the related items distributed to each End User, and any further information as Licensor may from time to time reasonably request. Licensee shall report to Licensor via Purchase Order, within thirty (30) calendar days after the end of each month, each installation of Software by Licensee for internal development and support purposes with the

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        number of licenses granted for the Software during such prior month by
        Licensee to End Users along with a description of the license granted, license numbers or other information that may be reasonably requested by Licensor.

4.5 AUDIT OF RECORDS. Licensee shall keep and maintain full, true, and accurate records containing all data reasonably required for verification of amounts to be paid, and the quantity of Software distributed. Licensor shall have the right, during normal business hours upon at least twenty (20) business days prior notice, to audit and analyze the relevant records of Licensee to verify compliance with the provisions of this Agreement. The audit shall be conducted at Licensor's expense, unless there is inadequate record keeping or the results of such audit establish that inaccuracies in the monthly reports have resulted in underpayment to Licensor of more than five percent (5%) of the amount actually due in any month, in which case Licensee shall pay all amounts due and bear the expenses of the audit. Licensee may require any auditor selected by Licensor to enter into a Non-Disclosure Agreement, which has been reviewed and approved by Licensor that obligates the auditor to maintain the confidentiality of the records made available.

4.6 LICENSE CERTIFICATES. If Licensor provides License Certificates for each Licensed CE, Licensee shall affix or cause such certificate to be affixed to the Licensed CE. If Licensor develops other license tracking mechanisms, Licensee agrees to cooperate with Licensor in the implementation of the mechanisms.

5.      DELIVERABLES, UPDATES AND TECHNICAL SUPPORT


5.1 DELIVERABLES. Licensor shall provide Licensee with the deliverables indicated in Attachment B ("Deliverables"). All deliveries under this Agreement shall be F.C.A. Licensor's home office in Mt. Laurel, New Jersey, or such other shipping location within the United States as Licensor may hereafter designate in writing. "F.C.A." means Free Carrier Alongside and shall have the definition in INCOTERMS 1990.

5.2 UPDATES AND TECHNICAL SUPPORT. Licensor shall provide Licensee with Updates as they become available from Licensor at the pricing, terms and conditions specified in Attachment B.

6.      TRADEMARKS AND TRADE NAMES


6.1 LICENSE TO USE. Whenever Licensee and authorized Distributors make reference to the Software or the functionality of the Software provided within the Licensee Product, Licensee shall use, and is hereby granted, a non-transferable, non-exclusive and restricted license (with no right to sublicense) to use those Licensor trademarks and trade names relating to the applicable Software in any relevant advertising, marketing, technical or other materials related to such Software which are distributed by Licensee or its Distributors in connection with this Agreement.

6.2 LIMITATIONS ON USE. Such use shall be in accordance with Licensor's then current trademark guidelines to be provided and updated by Licensor from time to time. Licensee need not use Licensor's trademarks and trade names in any country in which their connotation is offensive and will consult with Licensor as to the foreign translation of Licensor trademarks and trade names so that Licensor can help ensure uniformity with their use by Licensor or third parties. Licensee shall clearly indicate Licensor's ownership of Licensor's trademarks or trade names. All such usage shall inure to Licensor's benefit. Licensee agrees not to register, and agrees to obtain the agreement of its Distributors not to register, any Licensor trademarks or trade names without Licensor's express prior written consent.

6.3 INSPECTION OF USAGE. Upon Licensor's request from time to time Licensee agrees to provide Licensor with copies of goods bearing Licensor's trademarks and trade names so that Licensor can verify that the quality of Licensee's use of such trademarks is comparable to that of Licensor's use thereof. Licensee shall suspend use of Licensor trademarks and trade names if such quality is reasonably deemed inferior by Licensor until Licensee has taken such steps as Licensor may reasonably require to solve the quality deficiencies.

7.      PROPRIETARY RIGHTS


7.1 PROPRIETARY RIGHTS. Title to and ownership of all copies of the Software and Documentation, whether in machine-readable or printed form, and including, without limitation, Derivative Works, compilations, or collective works thereof

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        and all related technical know-how and all rights therein (including without limitation rights in patents, copyrights, and trade secrets applicable thereto), are and shall remain the exclusive property of Licensor or its suppliers. Licensee shall not take any action to jeopardize, limit or interfere in any manner with Licensor's ownership of and rights with respect to the Software and Documentation. Licensee shall have only those rights in or to the Software and Documentation granted to it pursuant to this Agreement.

7.2     PROPRIETARY NOTICES

        7.2.1 NO ALTERATION OF NOTICES. Licensee and its employees and agents shall not remove or alter any trademark, trade name, copyright, or other proprietary notices, legends, symbols, or labels appearing on or in copies of the Software and Documentation delivered to Licensee by Licensor and shall use the same notices, legends, symbols, or labels in and on copies of Software and Documentation made pursuant to this Agreement as are contained in and on such Software and Documentation.

        7.2.2 NOTICE. Each portion of the Software and Documentation reproduced by Licensee shall include the intellectual property notice or notices appearing in or on the corresponding portion of such materials as delivered by Licensor hereunder. Licensee shall ensure that all copies of the Software made pursuant to this Agreement conspicuously display a notice substantially in the following form:

                        Copyright (C) 1999 (or other appropriate year(s)), Ulticom, Inc. All Rights Reserved.

                If Licensee is unsure of the appropriate year(s), it shall consult Licensor to obtain the correct designation. Such notice shall be on labels on all media containing Software. If the copyright symbol "(C)" cannot technically be reproduced, Licensee shall use the word "Copyright" followed by the notation "(c)" in its place.

8.      CONFIDENTIAL INFORMATION AND DISCLOSURE


8.1     CONFIDENTIAL INFORMATION

        Each party agrees to maintain all Confidential Information in confidence to the same extent that it protects its own similar Confidential Information, and to use such Confidential Information only as permitted under this Agreement. For purposes of this Agreement "Confidential Information" shall mean information including, without limitation, Software, Documentation, computer programs, code, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial and product development plans, forecasts, strategies and information marked "Confidential" or if disclosed verbally identified as confidential. Each party agrees to take all reasonable precautions to prevent any unauthorized disclosure or use of Confidential Information including, without limitation, disclosing Confidential Information only to its employees with a need to know to further permitted uses of such information, who are parties to appropriate agreements sufficient to comply with this Section 8, and who are informed of the nondisclosure/ non-use obligations imposed by this Section 8, and both parties shall take appropriate steps to implement and enforce such non-disclosure/non-use obligations. The foregoing restrictions on disclosure and use shall survive for three (3) years following termination of this Agreement or until all Software is returned to Licensor, whichever is later, but shall not apply with respect to any Confidential Information which (i) was or becomes publicly known through no fault of the receiving party; (ii) was rightfully known or becomes rightfully known to the receiving party without confidential or proprietary restriction from a source other than the disclosing party;
        (iii) is independently developed by the receiving party without the participation of individuals who have had access to the Confidential Information; (iv) is approved by the disclosing party for disclosure without restriction in a written document which is signed by a duly authorized officer of such disclosing party; and (v) the receiving party is legally compelled to disclose; provided, however, that prior to any such compelled disclosure, the receiving party will assert the privileged and confidential nature of the Confidential Information against the third party seeking disclosure and cooperate fully with the disclosing party in protecting against any such disclosure and/or obtaining a protective order narrowing to the extent possible the scope of such disclosure and/or use of the Confidential Information. In the event that such protection against disclosure is not obtained, the receiving party will be entitled to disclose the Confidential Information, but only as and to the extent necessary to legally comply with such compelled disclosure.

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8.2     CONFIDENTIALITY OF AGREEMENT. Unless required by law, and except to assert its rights hereunder or for disclosures to its own employees on a "need to know" basis, the parties agree not to disclose the terms of this Agreement or matters relating thereto without the prior written consent of the other party.

9.      REPRESENTATIONS AND WARRANTIES


9.1. LIMITED WARRANTY. In Lieu of a warranty, Licensor provides to Licensee for Licensee's sole benefit, the first year of Standard Maintenance and Support (as described in Attachment D) for all licenses granted to End Users by Licensee. The one year period begins upon installation of the Licensee Product in the End User's facility. Continuance of Standard Maintenance Support beyond the first year is subject to the payment of the fees outlined in Attachment B.

9.2. RIGHT AND AUTHORITY. Licensor represents and warrants that (1) it is the owner of the Software and Documentation, including all intellectual property rights therein under copyright, patent, trademark, trade secret, and other applicable law; (2) it has the full and sufficient right and authority to grant the rights and licenses granted herein; (3) the Software and Documentation have not been published under circumstances that have caused loss of any U.S. copyright therein; and
        (4) the Software and Documentation, to the best of Licensor's knowledge, do not infringe any copyright or other intellectual property right of any third party.

9.3     EXCLUSIVE WARRANTY. THE EXPRESS WARRANTIES SET FORTH IN SECTION 9.1 and
        9.2 CONSTITUTE THE ONLY WARRANTY WITH RESPECT TO LICENSOR PRODUCTS. LICENSOR MAKES NO OTHER REPRESENTATION OR WARRANTY OR CONDITION OF ANY KIND WHETHER EXPRESS OR IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW) WITH RESPECT TO LICENSOR PRODUCTS. LICENSOR EXPRESSLY DISCLAIMS ALL WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LICENSOR DOES NOT WARRANT THAT LICENSOR PRODUCTS ARE ERROR-FREE OR THAT OPERATION OF LICENSOR PRODUCTS WILL BE SECURE OR UNINTERRUPTED AND HEREBY DISCLAIMS ANY AND ALL LIABILITY ON ACCOUNT THEREOF. THE SOLE REMEDY FOR INFRINGEMENT IS PROVIDED IN SECTION 10. THIS SUBSECTION SHALL BE ENFORCEABLE TO THE FULL EXTENT ALLOWED BY APPLICABLE LAW.

10.     INDEMNIFICATION


10.1 DEFENSE. Licensor shall defend, indemnify and hold Licensee harmless against any action, claim or proceeding brought against Licensee to the extent it is based on a claim that reproduction or distribution by Licensee of the Software furnished hereunder, and within the scope of a license granted hereunder directly infringes any patent issued in the United States (or any foreign country that is party to any bilateral or multilateral treaty with the United States for the protection of patent rights), copyright, trademark or trade secret that is valid and enforceable as of the Effective Date. Licensor will pay resulting costs, damages and legal fees finally awarded against Licensee in such action which are attributable to such claim provided that (a) Licensee promptly (within twenty (20) days) notifies Licensor in writing of any such claim, (b) Licensor has sole control of the defense and all related settlement negotiations, and (c) Licensee cooperates with Licensor, at Licensor's expense, in defending or settling such claim.

10.2 REMEDIES. Should a Licensor Product become, or be likely to become in Licensor's opinion, the subject of infringement of such copyright, patent, trademark or trade secret, Licensor at its election may procure for Licensee the right to continue using the same, replace or modify it to make it non-infringing or accept its return for a refund of the license fees paid, reduced by the fair value of the prior use thereof. Licensor shall have no liability for, and Licensee shall indemnify and hold Licensor harmless from and against, any claim based upon (a) use of other than the then current, unaltered version of the Licensor Product, unless the infringing portion is also in the then current, unaltered release; (b) use, operation or combination of Software with non-Licensor programs, data, equipment or documentation if such infringement would have been avoided but for such use, operation or combination; (c) Licensee's or its agent's activities after Licensor has notified Licensee that Licensor believes such activities may result in such infringement; (d) compliance with Licensee's designs, specifications or instructions; (e) any modifications or marking of the Software not specifically authorized in writing by Licensor; (f) Licensee's use of any trademarks other than the Licensor trademarks for which permission is

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        expressly given under this Agreement; or (g) third party software. The foregoing states the entire liability of Licensor and the exclusive remedy of Licensee with respect to infringement of any intellectual property rights.

10.3 LICENSEE INDEMNIFICATION. Licensee agrees to indemnify and hold Licensor harmless from any claims, damages and costs incurred by Licensor related to defective media or defective duplication in copies of the Software distributed by Licensee. Except as otherwise expressly provided in this Agreement, Licensee shall indemnify, defend and hold harmless Licensor from and against any and all claims which may arise under or out of Licensee's business dealings with its Distributors or End Users relating to the distribution, use or support of Software hereunder.

11.     LIMITATION OF LIABILITY


        TO THE EXTENT ALLOWED BY APPLICABLE LAW, IN NO EVENT SHALL LICENSOR OR ITS SUPPLIERS BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OR DATA, INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY, OR FOR ANY CLAIM AGAINST LICENSEE BY ANY THIRD PARTY, EXCEPT AS PROVIDED IN THE SECTION ENTITLED "INDEMNIFICATION". IN NO EVENT WILL LICENSOR OR ITS SUPPLIERS BE LIABLE FOR (a) ANY REPRESENTATION OR WARRANTY MADE TO ANY THIRD PARTY BY LICENSEE, ANY AGENT OF LICENSEE OR DISTRIBUTOR; (b) FAILURE OF THE LICENSOR PRODUCTS TO PERFORM AS SPECIFIED HEREIN EXCEPT AS, AND TO THE EXTENT, OTHERWISE EXPRESSLY PROVIDED HEREIN; (c) FAILURE OF THE LICENSOR PRODUCTS TO PROVIDE SECURITY; OR (d) ANY USE OF THE LICENSOR PRODUCTS OR THE DOCUMENTATION OR THE RESULTS OR INFORMATION OBTAINED OR DECISIONS MADE BY END USERS OF THE LICENSOR PRODUCTS OR THE DOCUMENTATION. THE REMEDIES PROVIDED HEREIN ARE LICENSEE'S SOLE AND EXCLUSIVE REMEDIES. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, LICENSOR'S ENTIRE LIABILITY TO LICENSEE FOR DAMAGES CONCERNING PERFORMANCE OR NONPERFORMANCE BY LICENSOR OR IN ANY WAY RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, AND REGARDLESS OF WHETHER THE CLAIM FOR SUCH DAMAGES IS BASED IN CONTRACT OR IN TORT, SHALL NOT EXCEED THE AMOUNT RECEIVED BY LICENSOR FROM LICENSEE DURING THE PREVIOUS TWELVE (12) MONTHS FOR THE LICENSOR PRODUCT GIVING RISE TO SUCH CLAIM.


12.     TERM OF AGREEMENT

        Unless sooner terminated under the provisions of Section 13, or otherwise rightfully terminated, this Agreement shall remain in effect for an initial period of three (3) years from the Effective Date. Thereafter, the Agreement shall renew for successive one-(1) year periods unless terminated by either party in writing at least forty-five
        (45) days prior to the renewal date.


13.     DEFAULT AND TERMINATION

13.1 Termination for Default. If either party defaults in any of its obligations under this Agreement, the non-defaulting party, at its option, shall have the right to terminate this Agreement by written notice unless, within thirty (30) calendar days after written notice of such default, the defaulting party remedies the default, or, in the case of a default which cannot with due diligence be cured within a period of thirty (30) calendar days, the defaulting party institutes within the thirty (30) calendar days steps necessary to remedy the default and thereafter diligently prosecutes the same to completion. Notwithstanding the foregoing, in the event Licensee breaches Sections 2.1 or 8 of this Agreement, Licensor may immediately terminate this Agreement.

13.2 BANKRUPTCY. Either party shall have the right to terminate this Agreement if the other party ceases to do business in the normal course, becomes or is declared insolvent or bankrupt, is the subject of any proceeding relating to its liquidation or insolvency which is not dismissed within ninety (90) calendar days, or makes an assignment for the benefit of its creditors.

13.3    EFFECT ON RIGHTS

        13.3.1 NON-WAIVER. Termination of this Agreement by either party shall not act as a waiver of any breach of this Agreement and shall not act as a release of either party from any liability for breach of such party's obligations under this Agreement.

        13.3.2 TERMINATION OF LICENSES. Except as specified in Sections 13.4 and 13.5 below, upon termination or expiration of this Agreement, all licenses for Software and Documentation granted under this Agreement shall terminate.


        13.3.3 CUMULATIVE RIGHTS. Except where otherwise specified, the rights and remedies granted to a party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the party may possess at law or in equity, including without limitation rights or remedies under applicable patent, copyright, trade secrets, or proprietary rights laws, rules or regulations.

13.4 EFFECT OF TERMINATION. Within thirty (30) calendar days after termination of this Agreement, Licensee shall either deliver to Licensor or destroy all copies of the Software and Documentation (except as provided in Section 13.5) and any other materials provided by Licensor to Licensee hereunder in its possession or under its control, and shall furnish to Licensor an affidavit signed by an officer of Licensee certifying that, to the best of knowledge of such officer (after due inquiry), such delivery or destruction has been fully effected. Notwithstanding the foregoing, and provided Licensee fulfills its obligations specified in this Agreement with respect to such items, Licensee may continue to use and retain copies of the Software and Documentation to the extent, but only to the extent, necessary to support and maintain Software rightfully distributed by Licensee prior to termination of this Agreement.

13.5    CONTINUING OBLIGATIONS

        13.5.1 PAYMENT OF ACCRUED FEES. Within thirty (30) calendar days after termination of this Agreement, Licensee shall pay to Licensor all sums then due and owing. Any other such sums shall subsequently be promptly paid as they become due and owing.

        13.5.2 CONTINUANCE OF SUBLICENSES. Notwithstanding the termination of this Agreement, all End User sublicenses, which have been properly granted by Licensee and Distributors pursuant to this Agreement prior to its termination, shall survive.

        13.5.3 OTHER CONTINUING OBLIGATIONS. The respective rights and obligations of Licensor and Licensee under the provisions of
                Sections:

                       2.2    License Restrictions
                       3.3.1  General Restrictions on Distribution
                       3.4    Enforcement of Sublicense Agreements
                       4      Fees and Payments
                       6      Trademarks and Tradenames
                       7      Proprietary Rights
                       8      Confidential Information and Disclosure
                       9.3    Exclusive Warranty
                       10     Indemnification
                       11     Limitation of Liability
                       13.3   Effect on Rights
                       13.4   Effect of Termination
                       13.5   Continuing Obligations
                       14     General Provisions

                shall survive any termination of this Agreement.

14.     GENERAL PROVISIONS

14.1    END OF LIFE

        14.1.1 Product Change Notification. For the purposes of the "Product Change Notification" changes include Software Changes, Software Discontinuance, SignalWare(R) Adapter Changes, and SignalWare(R) Adapter Discontinuance, defined as follows:

        i) "Software Change" is a function replacement that causes the software to perform a stated function in a manner that deviates from the manner stated in the Documentation.
        ii) "Software Discontinuance" is an elimination of a function in the Software without replacement by a reasonably similar function.
        iii) "SignalWare(R) Adapter Change" is a replacement of a SignalWare(R) Adapter with a different version of the SignalWare(R) Adapter that provides reasonably similar capabilities that manifests a deviation in form, fit or function from the predecessor.
        iv) "SignalWare(R) Adapter Discontinuance" is a discontinuance of a SignalWare(R) Adapter without replacement by a SignalWare(R) Adapter with reasonably similar capabilities.

        Licensee shall be notified at least 90 days prior to the implementation of a product change via a "Customer Product Change Notification (CPCN)". If Licensee does not inform Licensor in writing within 45 days of the issuance of the CPCN of any objections, the CPCN shall be deemed to have been accepted by Licensee. If Licensee objects to a CPCN as previously stated, Licensor agrees to negotiate with Licensee in good faith to determine the terms under which the original capability could continue to be delivered. CPCNs are also used by Licensor to inform Licensee of emergency fixes, in these cases, the timeframes stated in this paragraph do not apply.

        Software functions subject to "Software Changes" and "Software Discountenances" shall continue to be supported through the support period (as defined in Attachment D) of the subsequent Major Release made Generally Available (GA) following the product change implementation.

        Licensee shall be offered the opportunity to place a one time "last buy" within 45 days following the issuance of the CPCN, subject to component availability, for SignalWare(R) Adapters subject to a "SignalWare(R) Adapter Change". Licensee may continue to purchase SignalWare(R) Adapters subject to a "SignalWare(R) Adapter Discontinuance" for a period of one (1) year from the date of issuance of the CPCN. At least 60 days prior to the end of the one (1) year period previously stated, Licensee may place a one time "last buy, subject to component availability, for SignalWare(R) Adapters subject to a "SignalWare(R) Adapter Discontinuance".

14.2 NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to be properly given upon the earliest of (a) actual receipt by the address,
        (b) five (5) business days after deposit in the mail, postage prepaid, when mailed by registered or certified airmail, return receipt requested, or (c) two (2) business days after being sent via private industry courier to the respective parties at the addresses first set forth above or, in the case of either party, to such other person or address as it may from time to time designate in a writing delivered pursuant to this Section 14.1. Except as otherwise specified hereunder, notices shall be specified to the attention of the recipients Legal Department.

14.3 SOURCE CODE. Upon Licensee's request, the parties shall negotiate in good faith an agreement regarding the deposition in escrow of the Source Code of the Software or at Licensor's option negotiate in good faith an agreement that allows Licensee to become a beneficiary of an escrow arrangement established by the Licensor providing a similar effect. In either case, all costs to establish and maintain the escrow shall be borne by Licensee. Such agreement shall provide for the release of the source code:

        i)      if Licensee is entitled to terminate this Agreement pursuant to
                Section 13.2 (Bankruptcy) due to the bankruptcy or insolvency of Licensor;
        ii) if Licensor discontinues to make available maintenance and support for the current version of the Software; or
        iii)    if Licensor discontinues the Software with replacement.

        Notwithstanding the occurrence of any of the events specified in items i, ii or iii above, Licensor or its escrow agent will not be required to deliver the requested Source Code to Licensee if Licensor has made arrangements for the continued maintenance of the Software.

        Licensee may use the Source Code received pursuant to this section only as necessary to modify, maintain and update the Software for Licensee products and must be treated as Confidential Information. Receipt by Licensee of the Source Code pursuant to this section does not in any way convey title or ownership of the Software, nor does it relieve Licensee from the payment of license fees specified in Attachment B.

14.4 WAIVER AND AMENDMENT. The waiver by either party of a breach of or a default under any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision of the Agreement, not shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy. No amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by a duly authorized signatory of the party sought to be bound thereby.

14.5 ASSIGNMENT. This Agreement and the licensees granted hereunder are to a specific legal entity or legal person, not including corporate subsidiaries or affiliates of Licensee, and are not assignable by Licensee without Ulticom's prior written consent, nor are the obligations imposed on Licensee delegable. Any attempt to sublicense (except as expressly permitted herein), assigned or transfer any of the rights, duties or obligations under this Agreement in derogation hereof shall be null and void.

14.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, U.S.A., without reference to its conflicts of law provisions. Any dispute regarding this Agreement shall be subject to the exclusive jurisdiction of the New Jersey state courts in and for Burlington County, New Jersey (or, if there is exclusive federal jurisdiction, the United States District Court for New Jersey), and the parties agree to submit to the personal and exclusive jurisdiction and venue of these courts. This Agreement will not be governed by the United Nations Convention of Contracts for the International Sale of Goods, the application of which is hereby expressly excluded.

14.7 RELATIONSHIP OF THE PARTIES. No agency, partnership, joint venture, or employment is created as a result of this Agreement and neither Licensee nor its agents have any authority of any kind to bind Licensor in any respect whatsoever.

14.8 CAPTIONS AND SECTION HEADINGS. The captions and section and paragraph headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

14.9 SEVERABILITY. If the application of any provision or provisions of this Agreement to any particular facts of circumstances shall be held to be invalid or unenforceable by any court of competent jurisdiction, then
        (a) the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement shall not in any way be affected or impaired thereby and (b) such provision or provisions shall be reformed without further action by the parties hereto to and only to the extent necessary to make such provision or provisions valid and enforceable when applied to such particular facts and circumstances.

14.10 FORCE MAJEURE. Either party shall be excused from any delay or failure in performance hereunder, except the payment of monies by Licensee to Licensor, caused by reason of any occurrence or contingency beyond its reasonable control, including but not limited to, acts of God, earthquake, labor disputes and strikes, riots, war, novelty of product manufacture and governmental requirements. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the period of time equal to that of the underlying cause of the delay.

14.11 INCORPORATION OF LICENSES GRANTED UNDER PRIOR AGREEMENTS. Licenses previously granted under prior agreements are hereby incorporated by reference under the terms of this Agreement. Any licenses previously granted are specifically identified in Attachment G.

14.12 ENTIRE AGREEMENT. This Agreement, including the Attachments hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all proposals or prior agreements whether oral or written, and all communications between the parties relating to the subject matter of this Agreement and all past courses of dealing or industry custom. The terms and conditions of the Agreement shall prevail, notwithstanding, any variance with any purchase order or other written instrument submitted by Licensee, whether or not formally rejected by Licensor.

14.13 ENGLISH LANGUAGE. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.




     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by duly authorized representatives of the parties effective as of the date of the Effective Date.




ULTICOM, INC.                                CONVERGENT NETWORKS
LICENSOR                                     LICENSEE

BY:    /S/ KANNAN SREEDHAR                   BY:      /S/ SALLY J. BAMENT
       ------------------------------------          -------------------------------------

NAME:   KANNAN SREEDHAR                      NAME:    SALLY J. BAMENT
       ------------------------------------          -------------------------------------

TITLE:  VP - MARKETING                       TITLE:   VP MARKETING
       ------------------------------------          -------------------------------------

DATE:   7/26/99                              DATE:    7/22/99
       ------------------------------------          -------------------------------------


                                  ATTACHMENT A


                          LICENSOR PRODUCT DESCRIPTION

1.  SignalWare(R) protocol configuration:

    .  SignalWare(R) Transaction Processing Package

    a.  ANSI SS7 Stack:
        .  Message Transfer Part (MTP)
        .  Signaling Connection Control Part (SCCP)
        .  Transaction Capabilities Control Part (TCAP)

    b.  ITU-T SS7 Stack:
        .  Message Transfer Part (MTP)
        .  Signaling Connection Control Part (SCCP)
        .  Transaction Capabilities Control Part (TCAP)


    The above protocols are provided in accordance with the Licensor's compliance tables.

2.  SignalWare(R) CE configuration

    .  Simplex - Single CE
    .  Duplex - Dual CE

3.  Platforms

    .  Sun with PCI bus.

4.  SignalWare(R) Adapters Supported

    The following SignalWare(R) Adapters are supported on the platforms above, based on the platform bus type:

    For the Sun with PCI bus:
    -------------------------

    .  Ulticom PCI bus 2-port V.35 SignalWare(R) Adapter
               .  As described in Attachment E
    .  Ulticom PCI-bus 4-port T1/E1 SignalWare(R) Adapter
               .  As described in Attachment E
    .  Ulticom PCI-bus 8-port T1/E1 SignalWare(R) Adapter
               .  As described in Attachment E

5.  SignalWare(R) documentation

    The following documentation* is provided with the SignalWare(R) platform:

    .  Release Notes

          Last minute changes to the documentation listed in this table, description of new capabilities, problem corrections and the impact of changes on applications written against SignalWare(R).

    .  Installation Guides
          Guide to SignalWare(R) installation and initial configuration on a particular computer platform.
    .  Operator's Reference Manual
          Concept of Operations, including Operations, Administration and Maintenance (OA&M). Description of User Interface.

    .  Application Developer's Guide
          A description of how to develop applications for SignalWare(R).

    .  Architecture Overview Manual
          Overview description of SignalWare(R) Soft Platform Architecture.

    .  Compliance Tables
          Specifics of the Ulticom implementation of many communication protocols such as ITU-T SS7, ANSI SS7, etc.


  *All these documents are provided in HTML form as part of the installed SignalWare(R).

   Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

                                  ATTACHMENT B

                   PRICING, PAYMENT SCHEDULE AND DELIVERABLES


1.   Standard Pricing for Software SignalWare(R)

     .  Sublicense Fees for Deployment

                                                                   List Price
                                                                   ----------

          SignalWare(R) Transaction Processing Package -  Simplex    $[**]
          SignalWare(R) Transaction Processing Package -  Duplex     $[**]


     .    Standard Volume Discount
     .


          ----------------------------------------------------------------
              LIST PRICE LICENSE PURCHASE AMOUNTS      VOLUME DISCOUNT
          ----------------------------------------------------------------

                            $[**]                            [**]%
                            $[**]                            [**]%
                            $[**]                            [**]%
                            $[**]                            [**]%
                            $[**]                            [**]%
                             [**]                            [**]%
          ----------------------------------------------------------------

     [**] are applicable to the [**] considered as the [**]  However
     [**]will be calculated on a [**] LICENSOR HAS THE RIGHT TO REVIEW, AND BOTH PARTIES HAVE THE RIGHT TO RE-NEGOTIATE THE DISCOUNTS AFTER THIS
     INITIAL PERIOD BASED ON THE ACTUAL VOLUMES ACHIEVED.   HOWEVER, THIS SHOULD
     NOT BE CONSTRUED AS LICENSEE'S AUTOMATIC ACCEPTANCE OF THE AFOREMENTIONED VOLUME DISCOUNT LEVELS SUPPLIED BY LICENSOR.


          ----------------------------------------------------------------
               TRANSACTION PROCESSING PACKAGE     LIST PRICE    DISCOUNT

          ----------------------------------------------------------------
                        Simplex                   $[**]          $[**]
                        Duplex                    $[**]          $[**]
          ----------------------------------------------------------------

     .  Pricing Terms

        Licensee may receive an additional discount by purchasing one (1) 3-pack of licenses by July 30, 1999 and one (1) 10-pack of licenses by January 15, 2000 at the following prices:

          Duplex   Transaction Processing         3 pack         $[**]
          Duplex   Transaction Processing        10 pack         $[**]

   Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.



2.  Maintenance and Support

    .  STANDARD MAINTENANCE

       Annual Development and Support Site Standard Maintenance and Support
       --------------------------------------------------------------------

          $[**] - Primary site
          $[**] - Each secondary Development Site

       [**] can install [**]

       Annual Standard Maintenance and Support for Sublicenses (to the benefit
       -----------------------------------------------------------------------
       of Licensee)
       ------------

       .  For first twenty (20) licenses support fees are as follows:

          $[**] per Simplex
          $[**] per Duplex

       .  For all subsequent licenses support fees are as follows:

          $[**] per Simplex
          $[**] per Duplex

    .  PREMIUM MAINTENANCE

       Annual Development and Support Site Premium Maintenance and Support
       -------------------------------------------------------------------

          $[**] - Primary site
          $[**] - Each secondary Development Site

3.  Pricing and Discount Schedule for SignalWare(R) Adapters

    .  Pricing

                -------------------------------
                       TYPE        LIST PRICE
                -------------------------------

                 4-Link PCI T1/E1  $[**]
                 8-Link PCI T1/E1  $[**]
                 2-Link PCI V.35   $[**]
                 2-Link ISA V.35   $[**]
                -------------------------------

   Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.



 .  SignalWare(R) Adapter Card Discount

        ------------------------------
          QUANTITY ORDER
         OR A SINGLE P.O.   DISCOUNT
        ------------------------------
               1-4            [**]%
               5-9            [**]%
             10-49            [**]%
             50-99            [**]%
              -100            [**]%
              -200            [**]
        ------------------------------


     Licensor will provide a [**] discount on all SignalWare(R) Adapter card purchases by Licensee. These discounts are applicable to the [**]term, considered as the "first year". However, all future review periods will be calculated on a twelve (12) month period. Licensor has the right to review, and both parties have the right to re-negotiate the discounts after this initial period based on the actual SignalWare(R) Adapter card volumes achieved. However, this should not be construed as Licensee's automatic acceptance of the aforementioned volume discount levels supplied by Licensor.


4.  Deliverables

    . One (1) master reproduction copy of each of the Software (media) and one (1) copy of the applicable Documentation, in any format generally available from Licensor.


5.   Ship To Address for Deliverables.    Bill To Address for Invoice:
     --------------------------------     ----------------------------
     (No P.O.  Address)
     Attention:Charles Chang              Attention: Accounts Payable
     Convergent Networks Inc.             Convergent Network Inc.
     2 Highwood Drive                     2 Highwood Drive
     Tewksbury, MA  01876                 Tewksbury, MA  01876

                                  ATTACHMENT C

                               SUBLICENSING TERMS


The Software may be sublicensed and distributed only in Object Code form. Licensee shall require each recipient of any Licensee Product that contains the Software, in whole or in part to be subject to the restrictions set forth below in this Attachment C. Such restrictions shall be set forth either in a written agreement signed by the recipient prior to or upon receipt of the Product, or in a preprinted statement that accompanies the Products in a conspicuous and fully visible manner at the time of their transfer.

Sublicense Restrictions:
------------------------

By accepting delivery of the Product or by executing a written agreement, the recipient must agree to be bound by the restrictions in the following sections.

1. The recipient may (1) use the Software only as an integral component of the Product; (2) make copies of the Software in machine-readable form for nonproductive backup purposes only; and (3) use the Software only for internal purposes and not for service bureau work, multiple-user licenses, or time- sharing arrangements.

2. The recipient may not use, copy, modify, or transfer the Software, or any copy, adaptation, transcription, or merged portion thereof, except as expressly permitted by Licensor. The recipient's rights are nonexclusive and nonassignable. If the recipient transfers possession of any copy, adaptation, transcription, or merged portion of the Software to any other party (except to a successor in interest of the recipient's business that assumes all of the recipient's obligations with respect to the Software), the recipient's rights in the Software are automatically terminated.

3. Licensor shall have the sole and exclusive ownership of all right, title, and interest in and to the Software, including ownership of all trade secrets and copyrights pertaining thereto, subject only to the rights and privileges expressly granted by Licensor hereunder.

4. The recipient is not entitled to receive Source Code, and under no circumstances may the recipient reverse-compile or reverse-assemble the Object Code.

5. The recipient must reproduce and include in all copies of the Software prepared by the recipient, and in all adaptations thereof, the copyright notice(s) and proprietary legend(s) of Licensor as it appears in the Software and on the media containing the Software supplied to the customer by Licensee.

6. The recipient's obligations hereunder remain in effect for as long as it continues to possess or use the Software, and such obligations shall be for the benefit of Licensor and shall be enforceable by Licensor.

                                  ATTACHMENT D

                          OEM MAINTENANCE AND SUPPORT


In consideration of the Maintenance and Support fee set forth in Attachment B, Licensor will provide Licensee with Licensor's backend technical support services, as further described herein.

Back-end Support.
----------------

Licensor will provide back-end support to Licensee for Problems not resolved by Licensee pursuant to Licensee's support policies and in accordance with the "Standard Maintenance and Support Services" provisions below.

Front-line Support.
------------------

Licensee, and not Licensor, will provide front-line, or first and second level, technical support to its Distributors and End Users. Such support includes call receipt, call screening, installation assistance, problem identification and diagnosis, efforts to create a repeatable demonstration of the Problem and, if applicable, the distribution of any defective media or Updates. Licensee agrees that any documentation distributed by Licensee will clearly and conspicuously state that End Users should call Licensee for technical support for the Software. Licensor will have no obligation to furnish any assistance, information or documentation with respect to the Software to any Distributor or End User. If Licensor customer support representatives are being contacted by a significant number of Licensee's Distributors or End Users then, upon Licensor's request, Licensee and Licensor will cooperate to minimize such contact.

STANDARD MAINTENANCE AND SUPPORT SERVICES
-----------------------------------------

The following Maintenance and Support Services are provided by Ulticom, Inc. (referred to as "Licensor") to holders of non-terminated direct license agreements with Licensor (referred to as a "Licensee"). These services are ONLY applicable to Licensee in support of Computing Elements ("CE's") (computer executing a single image of an operating system) with properly licensed Software from Licensor (referred to as a "Licensed CE"). Services are available annually for CE's for which Maintenance and Support Services fees have been paid for the current service period (referred to as a "Supported CE").

1.  SOFTWARE UPDATE SERVICES.   Licensees with Supported CE's automatically
receive one copy of new releases of Software and accompanying documentation when they are made Generally Available (GA) by Licensor. Licensee may install the new releases on each of the Supported CE's.
   A) Major Releases. Licensor periodically produces "Major Releases" of the Software that may contain significant new functions and problem repairs. Major Releases are currently produced on approximately nine (9) month intervals. Each Major Release is supported with Minor Releases and Technical Support (see below) for twelve (12) months following the General Availability
   (GA) date of the subsequent Major Release.
   B) Minor Releases. During the support period for a Major Release (approximately 9+12 = 21 months), Licensor periodically produces "Minor Releases" that may contain new functions with limited impact and problem corrections. Minor Releases are currently produced on approximately four (4) to six (6) month intervals.
   C) Licensor reserves the right to change the frequency of Major and Minor Releases and to exclude from the releases, provided under Software Update Services, new functionality that may be offered separately for an additional fee.

2.  TECHNICAL SUPPORT.    Licensor shall maintain a trained staff capable of
rendering technical support and be responsible for using reasonable commercial efforts, during Licensor's Business (8:30AM to 5PM US ET, Monday through Friday excluding holidays) hours, to correct verifiable or reproducible Problems (failure of the Software to conform to the documentation accompanying the Software release) manifested on Supported CE's executing a supported Major Release of the Software or a Minor Release thereof. Problem Reporting. Licensor shall maintain a Customer Support Department capable of receiving Licensee generated Problem Reports for problems manifested on Supported CE's. The Customer Support Department is reachable during Licensor's Business hours via an e-mail address assigned to the Licensee or via telephone.

A) Problem Reports. Problem Reports submitted by Licensee shall contain the following information and shall be assigned a tracking number by Licensor:
   I) Identification of Supported CE (Location, License Certificate Number, or other identifying information)
   II) Problem Severity, options are: (LICENSOR RESERVES THE RIGHT TO CLASSIFY THE SEVERITY OF REPORTED PROBLEMS)
   . "Severity 1, Critical", Problem causes system or applications using Software to be down or unavailable for revenue producing service.
   . "Severity 2, Serious", Problem significantly impacts system or application using Software or makes major functions unavailable.
   . "Severity 3, Minor", Problem is isolated or localized, representing an operational nuisance that may include documentation errors.
   III) Identification of Software Release in use
   IV) Description of Problem
   V) Circumstances Leading to the Problem
   VI) Machine and Network Configuration
   VII) Licensee's evaluation of the Problem
   VIII) Any other reasonable analysis data available such as line monitor traces, log files, displays, etc.
B) Problem Analysis. Within 4 Business hours of verifying that such Problem is present, Licensor shall immediately initiate work in a diligent manner toward development of a Problem Solution (solution that enables the Software to substantially conform to the accompanying documentation for the release). Licensor shall inform Licensee of the Expected Schedule for such Problem Solution together with a Problem diagnosis within one (1) Business day for Severity 1, Critical Problems and within two (2) Business days for Severity 2, Serious Problems.
C) Licensee Assistance. Licensee shall assist Licensor, as reasonably requested, to perform additional tests and gather information to aid in Licensor's analysis of the Problem.
D) Solution Timeframe. The Expected Schedule referenced above shall include an estimated time frame within which the Problem Solution shall be delivered. Notwithstanding any such estimated time frame, Licensor shall make reasonable commercial efforts to:
   I) Provide a Problem Solution for Severity 1, Critical Problems within five
   (5) Business Days of notification and verification,
   II) Provide a Problem Solution for Severity 2, Serious Problems within ten
   (10) Business Days of notification and verification.
   III) Provide confirmation that Severity 3, Minor Problems will be corrected in the next practical release with the exception that Minor documentation problems may be deferred to the next practical Major Release.
E) Priority. Licensee shall, in its reasonable discretion, prioritize Problems based on Licensor's input, complexity of the Problem, and/or the severity of the Problem. The priority attached to the reported Problems shall be submitted to Licensor by Licensee.
F) Problem Solutions. All Problem Solutions shall be deemed part of the Software and subject to the terms and conditions of the License Agreement. Depending on the nature of the Problem and the timing of the next scheduled Major or Minor Release, the Problem Solution may take one of the following forms:
   I) Major or Minor Release of the Software that eliminates the adverse effect of the Problem.
   II) Problem Repair with sufficient operating instructions to implement the Repair. Problem Repairs are only made to the latest Minor Release of the supported Major Release or to the Major Release if a Minor Release has not been produced.
   III) Work-Around instructions to enable the Licensee to avoid the adverse effects of the Problem, including restarting some or all of the Software components. Subsequent Releases. Licensor shall include a correction to the Problem that eliminates the adverse effect of the Problem in the next practical and all subsequent releases, of the Software.

3. SUPPORT SITE. Licensor shall render the services described herein to a single Licensee site. Licensee shall identify a single point of contact, and suitable alternates, at the designated site to act as Licensee's representatives to interface to Licensor.

4. CONSULTATION SUPPORT. During Licensor's Business hours, Licensor shall provide the following telephone and e-mail consultation services for Supported CE's pertaining to a supported Major Release of the Software or a Minor Release thereof: Assist Licensee in the installation and configuration of Software. Explanation of the functionality and programming interfaces provided by the Software.
   A) Assist Licensee in the isolation and determination of potential Problems.
   B) Discuss with Licensee known Problems and potential work-arounds in the supported release of the Software.
   C) Assist Licensee in the installation and configuration of Licensor's hardware products.

5. MAINTENANCE CERTIFICATES. If Licensor provides Maintenance Certificates for Supported CE's, Licensee shall affix such certificates to the Supported CE.

6.  TRAINING.   Licensor will provide additional training services upon request at Licensor's then standard training fee (which fee shall be established having reference to the rates prevailing in New Jersey for similar services) plus approved expenses. Training will be performed subject to Licensor's standard training fees (including any additional fees charged for off-site training) at Licensee's facility. Licensor will provide Licensee personnel with written educational materials as part of each training program and will ensure that such personnel are afforded ample opportunity to discuss with Licensor trainers the operation of the Licensor Products (including the Software). Licensee may use Licensor training materials for purposes of training additional Licensee personnel concerning the Licensee Product after the initial training period for the Licensor products or any upgrade, as the case may be. Licensor is not obligated to provide electronic copies of training materials. Further, Licensee is not authorized to duplicate training materials, except for its in-house requirements.


PREMIUM MAINTENANCE AND SUPPORT SERVICES
----------------------------------------

The following Maintenance and Support Services are provided by Ulticom, Inc., (referred to as "Licensor") to holders of non-terminated direct license agreements with Licensor (referred to as a "Licensee"). These services are ONLY applicable to Licensee in support of Computing Elements ("CE's") (computer executing a single image of an operating system) with properly licensed Software from Licensor (referred to as a "Licensed CE"). Services are available annually for CE's for which Maintenance and Support Services fees have been paid for the current service period (referred to as a "Supported CE").

1.  SOFTWARE UPDATE SERVICES.   Licensees with Supported CE's automatically
receive one copy of new releases of Software and accompanying documentation when
they are made Generally Available (GA) by Licensor.   Licensee may install the
new releases on each of the Supported CE's.

   A) Major Releases. Licensor periodically produces "Major Releases" of the Software that may contain significant new functions and problem repairs. Major Releases are currently produced on approximately nine (9) month intervals. Each Major Release is supported with Minor Releases and Technical Support (see below) for twelve (12) months following the General Availability
   (GA) date of the subsequent Major Release.
   B) Minor Releases. During the support period for a Major Release (approximately 9+12 = 21 months), Licensor periodically produces "Minor Releases" that may contain new functions with limited impact and problem corrections. Minor Releases are currently produced on approximately four (4) to six (6) month intervals.
   C) Licensor reserves the right to change the frequency of Major and Minor Releases and to exclude from the releases, provided under Software Update Services, new functionality that may be offered separately for an additional fee.

2. TECHNICAL SUPPORT. Licensor shall maintain a trained staff capable of rendering technical support and be responsible for using reasonable commercial efforts, during Licensor's Business (8:30AM to 5PM US ET, Monday through Friday excluding holidays) hours, to correct verifiable or reproducible Problems (failure of the Software to conform to the documentation accompanying the Software release) manifested on Supported CE's executing a supported Major Release of the Software or a Minor Release thereof.

   A) Problem Reporting. Licensor shall maintain a Customer Support Department capable of receiving Licensee generated Problem Reports for problems manifested on Supported CE's. The Customer Support Department is reachable during Licensor's Business hours via an e-mail address assigned to the Licensee or via telephone.
   B) Problem Reports. Problem Reports submitted by Licensee shall contain the following information and shall be assigned a tracking number by Licensor:
      I) Identification of Supported CE (Location, License Certificate Number, or other identifying information)
      II) Problem Severity, options are (LICENSOR RESERVES THE RIGHT TO CLASSIFY THE SEVERITY OF REPORTED PROBLEMS):
      . "Severity 1, Critical", Problem causes system or applications using Software to be down or unavailable for revenue producing service.
      . "Severity 2, Serious", Problem significantly impacts system or application using Software or makes major functions unavailable.
      . "Severity 3, Minor", Problem is isolated or localized, representing an operational nuisance that may include documentation errors.
      III) Identification of Software Release in use
      IV) Description of Problem
      V) Circumstances Leading to the Problem
      VI) Machine and Network Configuration

      VII) Licensee's evaluation of the Problem
      VIII) Any other reasonable analysis data available such as line monitor traces, log files, displays, etc.
   C) Problem Analysis. Within 4 Business hours of verifying that such Problem is present, Licensor shall immediately initiate work in a diligent manner toward development of a Problem Solution (solution that enables the Software to substantially conform to the accompanying documentation for the release). Licensor shall inform Licensee of the Expected Schedule for such Problem Solution D) together with a Problem diagnosis within one (1) Business day for Severity 1, Critical Problems and within two (2) Business days for Severity 2, Serious Problems.
   E) Licensee Assistance. Licensee shall assist Licensor, as reasonably requested, to perform additional tests and gather information to aid in Licensor's analysis of the Problem.
   F) Solution Timeframe. The Expected Schedule referenced above shall include an estimated time frame within which the Problem Solution shall be delivered. Notwithstanding any such estimated time frame, Licensor shall make reasonable commercial efforts to:
      I) Provide a Problem Solution for Severity 1, Critical Problems within five (5) Business Days of notification and verification,
      II) Provide a Problem Solution for Severity 2, Serious Problems within ten
      (10) Business Days of notification and verification.
      III) Provide confirmation that Severity 3, Minor Problems will be corrected in the next practical release with the exception that Minor documentation problems may be deferred to the next practical Major Release.
   G) Priority. Licensee shall, in its reasonable discretion, prioritize Problems based on Licensor's input, complexity of the Problem, and/or the severity of the Problem. Licensee shall submit the priority attached to the reported Problems to Licensor.
   H) Problem Solutions. All Problem Solutions shall be deemed part of the Software and subject to the terms and conditions of the License Agreement. Depending on the nature of the Problem and the timing of the next scheduled Major or Minor Release, the Problem Solution may take one of the following forms:
      I) Major or Minor Release of the Software that eliminates the adverse effect of the Problem.
      II) Problem Repair with sufficient operating instructions to implement the Repair. Problem Repairs are only made to the latest Minor Release of the supported Major Release or to the Major Release if a Minor Release has not been produced.
      III) Work-Around instructions to enable the Licensee to avoid the adverse effects of the Problem, including restarting some or all of the Software components. Subsequent Releases. Licensor shall include a correction to the Problem that eliminates the adverse effect of the Problem in the next practical and all subsequent releases, of the Software.
      I) Subsequent Releases. Licensor shall include a correction to the Problem that eliminates the adverse effect of the Problem in the next practical and all subsequent releases, of the Software.

3. SUPPORT SITE.   Licensor shall render the services described herein to a
single Licensee site. Licensee shall identify a single point of contact, and suitable alternates, at the designated site to act as Licensee's representatives to interface to Licensor.

4. Consultation Support.   24 hours per day, 7 days per week, Licensor shall
provide the following telephone and e-mail consultation services for Supported CE's pertaining to a supported Major Release of the Software or a Minor Release thereof:
   a) Assist Licensee in the installation and configuration of Software.
   b) Explanation of the functionality and programming interfaces provided by the Software.
   c) Assist Licensee in the isolation and determination of potential Problems.
   d) Discuss with Licensee known Problems and potential work-arounds in the supported release of the Software.
   e) Assist Licensee in the installation and configuration of Licensor's hardware products.

5. EXTENDED HOURS. During extended hours from 5:00 P.M. to 8:00 A.M. weekdays, all day Saturday and Sunday and scheduled Licensor holidays, Licensor will conduct its best offer to respond to Licensee telephone inquiries within no more than sixty (60) minutes of receipt of Licensee's problem notification.

6. MAINTENANCE CERTIFICATES. If licensor provides maintenance Certificates for supported CE's, Licensee shall affix such certificates to the Supported CE.

7. TRAINING. Licensor will provide additional training services upon request at Licensor's then standard training fee (which fee shall be established having reference to the rates prevailing in New Jersey for similar services) plus approved expenses. Training will be performed subject to Licensor's standard training fees (including any additional fees charged for off-site training) at Licensee's facility. Licensor will provide Licensee personnel with written educational materials as part of each training program and will ensure that such personnel are afforded ample opportunity to discuss with Licensor trainers the operation of the Licensor Products (including the Software). Licensee may use Licensor training materials for purposes of training additional Licensee personnel concerning the Licensee Product after the initial training period for the Licensor products or any upgrade, as the case may be. Licensor is not obligated to provide electronic copies of training materials. Further, Licensee is not authorized to duplicate training materials, except for its in-house requirements.

                                  ATTACHMENT E

                    INTERFACE ADAPTER HARDWARE - CUT SHEETS

                                  ATTACHMENT F

            SIGNALWARE(R)ADAPTER LIMITED WARRANTY AND REPAIR SERVICE



Ulticom, Inc., (referred to as "Ulticom" provides the following Limited Warranty and Repair Services to original Purchasers of Ulticom SignalWare(R) Adapter
cards (referred to as "Product").   The Repair Services described apply to both
in-warranty and out-of-warranty repairs.


1.  TWELVE (12) MONTH LIMITED WARRANTY.   Ulticom warrants to the original
Purchaser that this Product will be free from defects in material and/or workmanship for twelve (12) months from the date of shipment (referred to as the "Warranty Period"). During the Warranty Period, Ulticom will correct any defects in material or workmanship, or any failure of the Product to perform as specified in the Documentation, at no charge for labor or materials. Shipping costs must be prepaid by the original purchaser. Any replacement parts/products will be new or serviceably used, and are warranted for the remainder of the original Warranty Period or ninety (90) days from the date of shipment, whichever is longer. The original purchaser must promptly notify and return to Ulticom any Product that is defective in material and/or workmanship. In all events Product must be returned to Ulticom before expiration of the Warranty Period. This warranty is not transferable.
   A) This Limited Warranty covers normal use. Ulticom does not warrant or cover:
   . damage during shipment other than original shipment to Purchaser;
   . damage caused by impact with other objects, dropping, falls, spilled liquids, or immersion in liquids;
   . damage caused by a disaster such as a fire, flood, wind, earthquake, or lightning;
   . damage caused by unauthorized attachments, alterations, modifications or foreign objects;
   . damage caused by improper installation;
   . damage caused by connecting improper line interface facilities;
   . damage caused by failure to provide a suitable installation environment for the Product;
   . damage caused by the use of the Product for purposes other than those for which it was designed;
   . damage from improper maintenance;
   . damage caused by any other abuse, misuse, mishandling, or misapplication.
   B) Ulticom's liability for failure to repair the Product to conform to warranty after a reasonable number of attempts will be limited to a replacement of the Product or, at Ulticom's option, to a refund not to exceed the purchase price of the Product. These remedies are the Purchasers exclusive remedies for breach of warranty.
   C) Under no circumstances but are not limited to, loss of profits, loss of revenue, loss of data, loss of use of the hardware system or any associated equipment, cost of capital, cost of substitute or replacement equipment, facilities or services, down time, Purchaser's time, the claims of third parties, including customers, and injury to property.
   D) Disclaimer of Warranties. THE WARRANTY STATED ABOVE IS THE ONLY WARRANTY APPLICABLE TO THIS PRODUCT. ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED (INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), ARE HEREBY DISCLAIMED. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY ULTICOM, ITS AGENTS OR EMPLOYEES SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THIS WARRANTY.

2. PRODUCT RETURN AND REPAIR. PURCHASER, WITH THE Product name and serial # ready (along with the license # or other identifying information for the Software system used in conjunction with the Product), may call the Ulticom Customer Service Department during Ulticom Business (8:30AM to 5PM US ET, Monday through Friday, excluding holidays) hours.
   A) A Ulticom Customer Support Representative (CSR) will discuss the problem over the telephone. If the CSR determines that a Product is defective and should be repaired, the CSR will provide instructions for the return of the defective Product to Ulticom and the CSR will issue a Return Material Authorization (RMA) number. An RMA number must accompany all Product returned to Ulticom for repair.
   B) The Product must be packed carefully, using the original box and packing material or similar packaging. A written description of the problem, RMA number, return address, and the name and telephone number of the Purchaser's employee directly responsible for the maintenance of the Product must be included in the package. The RMA must appear clearly on the outside of box and the Product must be shipped back to Ulticom freight prepaid and insured. Ulticom assumes no responsibility for the Product during shipment from Purchaser to Ulticom

   C) The shipping address for returned Products is:

       Ulticom, Inc.
       Attn: RMA # (Your RMA Number)
                   -----------------
       1020 Briggs Road
       Mt. Laurel, NJ 08054      USA

D) Upon receipt of the Product, Ulticom Inc. will, at its option, repair or replace the Product in order to restore the Product to proper operating condition and will make reasonable commercial efforts to return ship according to enclosed return address within fifteen (15) Business days from receipt at Ulticom. Ulticom will pay for shipping back to Purchaser via the method of Ulticom' choice.
E) Expedited Service. Expedited Service may be requested when requesting an RMA number for Products within the Warranty Period. When Expedited Service is requested, Ulticom will return ship the Product within five (5) Business days from receipt at Ulticom. The cost for Expedited Service will be quoted by the CSR and is per individual Product in addition to any non-warranty repair charges. A purchase order must be enclosed with the returned Product.
F) Product Replacement Service. Product Replacement Service may be requested when requesting an RMA number for Products within the Warranty Period. When Product Replacement Service is requested, Ulticom will ship a Product Replacement within (1) Business day from receiving a purchase order for the Product Replacement Service charges. The cost for Product Replacement Service will be quoted by the CSR and is per individual Product in addition to any non-warranty repair charges. If the Product being replaced is not received by Ulticom within fifteen (15) Business days from the shipment date of the Product Replacement, the Purchaser will be charged the current list price for the Product Replacement.
G) Out-Of-Warranty Repairs. After the Product is received at Ulticom, the Product will be assessed and a repair estimate will be provided to the Purchaser. Repairs will not begin until a Purchase Order is received for the estimated cost of repairs. Ulticom will make reasonable commercial efforts to return ship according to the return address within fifteen (15) Business days from receipt of the Purchase Order at Ulticom. IN THE EVENT A PRODUCT IS RETURNED FOR REPAIR AND NO TROUBLE IS FOUND, AN OUT-OF-WARRANTY REPAIR CHARGE WILL APPLY.
H) Extended Warranty. For additional extended warranty fees, payable at the time of purchase, the Warranty Period may be extended from the 12 months included with the Product at no charge to 24, 36, 48, 60, or 72 months. Please consult Ulticom sales for a price quotation.

                                  ATTACHMENT G

            INCORPORATION OF LICENSES GRANTED UNDER PRIOR AGREEMENTS


The following licenses granted under the terms of prior agreements are incorporated into this Agreement:

License Sold to Convergent
--------------------------
                                                            ULTICOM
        CUST PO#      PRICE      LICENSE #     DATE SOLD    INVOICE
        --------      -----      ---------     ---------    -------

                                  ATTACHMENT H

                              Year 2000 Compliance


Ulticom, Inc. is committed to the continued delivery and support of its world-class SignalWare(R) products and to insuring that our products are Year 2000 compliant.

Year 2000 compliance shall mean, Ulticom products which incorporate or process date-related information, will correctly recognize, input, store, process, calculate, compare, manipulate, manage and output date-related data containing 20th, 21st century, and multi-century dates, including single century formulas, multi-century formulas and leap year calculations.

The SignalWare(R) and Client SignalWare(R) products are Year 2000 compliant beginning with SignalWare(R) version 6.02. The SignalWare(R) products Year 2000 compliance is contingent upon Ulticom testing and certifying the SignalWare(R) products upon operating systems and hardware platforms which are themselves Year 2000 compliant.

Ulticom SignalWare(R) compliance is dependent upon all other computer products used with it recognizing and exchanging accurate date related information. We urge our customers to test and upgrade their hardware and software configurations as well any internally developed applications to insure that they are Year 2000 Compliant.